Exhibit 10.1

October 16, 2026

Dear Steve Kiewiet,

We are pleased to offer you a position as a Chief Operating Officer at Tactile Medical reporting to Sheri Dodd. Your targeted start date will be November 2, 2026. This employment offer is conditioned on the successful completion of a background check, signed disclosure of Conflicts of Interest, and agreeing to abide by the terms set forth in the confidentiality agreement, assignment of intellection property and restrictive covenants agreement. This may include a non-compete clause for those states and roles in which it applies. Tactile Medical’s normal hours of operation are Monday through Friday 7:00 a.m. to 7:00 p.m. Your position is exempt from overtime, minimum wage or other provisions of Minnesota Statutes 177.

Your starting salary will be $385,000.00 annually. We pay on a bi-weekly pay schedule beginning on Saturday and ending on Friday midnight. The number of days in a regularly scheduled pay period is 14 days, and your regularly scheduled payday will be Friday. Your first payment of wages earned will be on November 20, 2026 (pay period 10/31/26 - 11/13/26).

We are offering a sign-on equity award valued at $350,000, which will be a combination of 50% Restricted Stock Units that vest over 3 years and 50% Performance Stock Units which vest in accordance with compensation committee determined annual performance targets. These grants will be priced two days following our next earnings release that occurs after your hire date and vest over three years.

You will be eligible to participate in the annual bonus plan, targeted but not guaranteed at 45% of your annualized salary, prorated based on your start date for the current plan year (provided your employment start date is before November 1 of the current year). This is a discretionary bonus and is based on both the company’s performance and your individual performance and is subject to the terms and conditions of the Tactile Medical Corporate Incentive Plan.

You are eligible for time away benefits including Reasonable time off (RTO), Jury Duty, Parental and Bereavement. RTO is a benefit that allows you to take the time off to help balance personal commitments with work responsibilities. There is no bank to manage to; you coordinate your time away with your leader and team. We encourage all employees under the RTO plan to take a minimum of 3 weeks per year. Other time away and leave benefits are available to review in the Tactile Medical Employee Handbook.

You will be eligible for health and welfare benefits on the first of the month following your date of employment. You will receive information about benefit enrollment on your first day of employment. Other benefits for which you may be eligible, including but not limited to 401(k) and Employee Stock Purchase Plan, will be addressed in the Tactile Medical Employee Handbook and/or during your new hire orientation.

Attached is a copy of the Executive Employee Severance Plan. You will be eligible to participate in this plan upon approval from the Tactile Medical Board of Directors Compensation Committee.

You will be eligible for annual stock awards in a combination of Non-Qualified Stock Options, Restricted Stock Units and/or Performance Stock Units. All Non-Qual Stock Options and Restricted Stock units will vest over three years with 33% after each completed year from grant. PSU awards vest in accordance with compensation committee approvals; currently identified as a three-year vesting program.

Deductions for tax such as federal, state, social security, Medicare and local taxes are mandatory and required by law. Deductions associated with benefit elections will be listed in the New Hire Benefit Enrollment Module.

Please sign and return this offer letter no later than 48 hours to confirm your employment with Tactile Medical.

We are excited to offer you this opportunity to be a part of our organization that helps improve the lives of others every day. We look forward to you joining us in taking the next step in your career.

Sincerely,

/s/ Janelle Strop
Janelle Strop
CHRO

/s/ Steve Kiewiet
Steve Kiewiet